Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	David Burke/Carol Ruth
President and CEO	646 536-7009/
(214) 549-6611	dburke@theruthgroup.com
jtt@docreit.com	cruth@theruthgroup.com
John W. Sweet
(414) 978-6611
jws@docreit.com

Physicians Realty Trust Reports Second Quarter and Year to date 2014 Financial Results

Second Quarter Highlights:

•                  Reported second quarter 2014 total revenue of $11.4 million, up 233.1% year-over-year

•                  Recorded second quarter 2014 rental revenue of $10.2 million, a 304.0% year-over-year increase

•                  Generated quarterly normalized funds from operations (FFO) of $0.17 per share on a fully diluted basis

•                  Closed on eight acquisitions comprised of 9 buildings totaling 279,056 square feet for approximately $73.6 million in the aggregate

•                  Completed a public equity offering that generated $149.9 million in net proceeds

•                  Increased maximum borrowing capacity on revolving credit facility from $140 million to $200 million

•                  Announced the hiring of Jeffrey Theiler to a newly created position of Executive Vice President and Chief Financial Officer effective July 7, 2014

•                  Declared quarterly dividend of $0.225 per share for the second quarter 2014, paid August 1, 2014

•                  Achieved 94.2% portfolio wide occupancy based on square footage as of June 30, 2014

•                  Increased gross leasable square footage by 19.2% to 1,731,069 square feet as of June 30, 2014, from 1,452,013 as of March 31, 2014

Milwaukee, WI —August 13, 2014 — Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the second quarter ended June 30, 2014.

John Thomas, President and Chief Executive Officer of the Trust, commented, “We are very pleased with our recent performance, as we achieved a significant milestone in portfolio growth, while expanding our leadership team and further enhancing our capital position. During the second quarter, we utilized our strong balance sheet to close over $73 million in acquisitions. This includes dual-tenant buildings in Bloomington, Indiana and our home state of Wisconsin, as well as our first property in North Carolina. Additionally, we closed on the purchase of a medical office building in Jackson, Mississippi and a medical pavilion in Carmel, Indiana. We are particularly excited with the purchase of these two properties as the former owners of both buildings, primarily physicians, opted to take a portion of the proceeds from the acquisition in operating partnership units, demonstrating their confidence in the long-term success of Physicians Realty Trust. We also acquired two properties in Pennsylvania and one property in each of Indiana and Mississippi. We have strong portfolio representation in each of these three states. Finally, with the acquisition of three buildings in Bloomington, Indiana on July 1, we surpassed $500 million in total real estate assets within our portfolio. We are extremely proud of this achievement given that we started from an initial portfolio of just $124 million in July of last year.”

“During the quarter, we made a strategic hire with the addition of Jeff Theiler to our executive team as Chief Financial Officer. Jeff has been a leading investment analyst in healthcare real estate, specifically REITs, for a number of years, and has significant Wall Street investment banking experience. He is a very important addition and asset to our team as we seek to expand our portfolio and our capital needs grow. In addition, we made significant progress in capitalizing our business as we look to take advantage of our robust pipeline of potential portfolio assets. We successfully completed the public offering of 12.65 million common shares of beneficial interest which provided us with approximately $149.9 million in net proceeds. We also worked with our lenders to increase our credit facility to $200 million, providing us with increased financial flexibility. With the recent progress we have made, our team has demonstrated its ability to work hard and execute our business strategy as we maintain our focus on creating a sizeable portfolio of high quality assets that we believe will enable us to grow a stable revenue stream over the long term.”

Second Quarter Financial Results(1)

Total revenues for the second quarter of 2014 were $11.4 million, an increase of 233.1% compared to the three months ended June 30, 2013 for our predecessor.

Rental revenues for the three months ended June 30, 2014 were $10.2 million, an increase of 304.0% from the same period in 2013 for our predecessor, owing to the expansion of the Company’s portfolio to 49 properties totaling 1,731,069 square feet, of which 94.2% were leased as of June 30, 2014. On a pro forma basis as if all the 2014 second quarter acquisitions occurred on the first day of the second quarter of 2014, rental revenues would have increased by an additional $1.0 million, to a pro forma total of $11.2 million.

Total expenses for the second quarter 2014 were $12.1 million, an increase of 224.5% or $8.4 million, compared to our predecessor’s second quarter of 2013.  The increase in expenses was the result of a $2.3 million increase in general and administrative expenses from the build out of the public company infrastructure ($1.2 million in payroll/benefits, which includes $0.5 million of non-cash stock compensation costs, $0.7 million in professional fees, and $0.6 million in other administrative costs), a $2.0 million increase in acquisition related expenses, a $2.7 million increase in depreciation and amortization, a $1.0 million increase in operating expenses, and a $0.6 million increase in interest expense. On a pro forma basis as if all the 2014 second quarter acquisitions occurred on the first day of the second quarter of 2014, depreciation and amortization expense would have increased by an additional $0.4 million.

Net loss for the second quarter of 2014 was $0.6 million, compared to a net loss of $0.3 million for the second quarter of 2013 for our predecessor.

Net loss attributable to common shareholders for the second quarter of 2014 was $0.6 million, or $0.02 per diluted share based on 26.2 million weighted average shares outstanding.

Funds from operations (FFO) for the second quarter 2014, comprised of net loss plus depreciation and amortization, were $3.1 million, or $0.10 per diluted share. Normalized FFO, which adds back acquisition expenses, were $5.2 million, or $0.17 per diluted share. On a pro forma basis as if all the 2014 second quarter acquisitions occurred on the first day of the second quarter of 2014, FFO and normalized FFO would have increased by an additional $1.0 million or approximately $0.03 per diluted share.

Normalized Funds available for distribution (FAD) for the second quarter 2014, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market leases, amortization of lease inducements and amortization of deferred financing fees, was $4.9 million, or $0.16 per diluted share for the second quarter 2014.

As previously announced, the Company declared a dividend of $0.225 per share for the second quarter. The dividend was paid on August 1, 2014 to shareholders of record on July 18, 2014.

(1)   Comparative financial results for the three-month period ended June 30, 2013 reflect the operations of the Company’s predecessor. The predecessor was not a legal entity but rather a combination of real estate entities under common control by The Ziegler Companies, Inc. and represents results prior to completion of our IPO and our ownership of the properties in our initial portfolio.

Recent Events

On July 1, 2014 the Company achieved a significant milestone by increasing the total value of the Company’s real estate portfolio to over $500 million. This was accomplished with the acquisition of three properties in Bloomington, Indiana for approximately $23.8 million in cash. These properties encompass approximately 90,000 square feet of rentable space, in the aggregate, each of which is 100% occupied by Premier Healthcare.

On July 7, 2014, Jeff Theiler joined the management team as Chief Financial Officer. Mr. Theiler has a strong background in healthcare REITs having served as an equity research analyst covering the healthcare and laboratory space at Green Street Advisors, a leading real estate and REIT-focused independent research, trading, and consulting firm. He also has several years of transaction experience serving as a Vice President in the real estate investment banking divisions of Banc of America Securities and Lehman Brothers.

On July 25, 2014, through a subsidiary of its operating partnership, the Company closed on the purchase of a medical office building located in Carlisle, Pennsylvania. The facility is an approximately 13,245 square foot, single-tenant medical office building that is 100% occupied by the Carlisle Regional Medical Center outpatient services.  This is the second facility acquired by the Company, in related transactions, on the campus of Carlisle Regional Medical Center.  Carlisle Regional is a 165-bed state-of-the-art medical facility that has been serving the Carlisle community for over 92 years which offers a wide variety of medical services with specialties in bariatric services, cardiology, orthopedics, women’s health, and emergency medicine. The total purchase price was approximately $4.5 million with a first year unlevered yield of 9.35%.

On July 28, 2014, through a subsidiary of its operating partnership, the Company closed on the purchase and master lease of an ambulatory surgical center located in Monroe, Michigan. The facility is an approximately 24,500 square feet, single-tenant surgical center that is 100% occupied by The Surgical Institute of Monroe Ambulatory Surgery Center. The total purchase price was approximately $6 million with a first year unlevered yield of 8.00%.

On July 31, 2014, through a subsidiary of its operating partnership, the Company closed on the purchase of the Oaks Medical Building located in Lady Lake, Florida. The facility is an approximately 27,992 square foot, single-tenant medical office building that is 100% occupied by physician practices and services owned by Munroe Regional Health System (“MRHS”). MRHS is a leading healthcare provider in the Marion County, Florida area which features a 421-bed Munroe Regional Medical Center.  Following an April 2014 acquisition, MRHS is now owned by Community Health System (NYSE:CYH). The total purchase price was approximately $10.6 million with a first year unlevered yield of 7.00%.

On July 31, 2014, the Company and its operating partnership entered into the First Amendment to Shared Services Agreement to the existing Shared Services Agreement dated July 24, 2013 with B.C. Ziegler and Company (“Ziegler”). The First Amendment reduces the shared services provided by Ziegler, the initial term of the Shared Services Agreement, and the monthly fee paid by the Company for the remainder of the term of the Shared Service Agreement.  The First Amendment also clarifies that the monthly fee includes the rent payable by the Company to Ziegler under its sublease for office space with Ziegler.  In consideration of the reductions in shared services, the initial term and the monthly fee, the Company will make a one-time payment to Ziegler in the amount of $1,800,000, which may be paid in cash or in unrestricted shares of the Company’s common shares as determined by the Company in its sole discretion.

On August 4, 2014, the Company filed a universal shelf registration statement on Form S-3 with the Commission, allowing the Company to offer up to $900 million of an indeterminate amount of common shares, preferred shares, convertible preferred shares, debt securities, convertible debt securities or other types of securities, from time to time.

On August 7, 2014, at the Annual Meeting of Shareholders of the Company, the Company’s shareholders approved an amendment to the Physicians Realty Trust 2013 Equity Incentive Plan to increase the number of common shares authorized for issuance under the plan by 1,850,000 common shares.

2014 Acquisition Guidance

The Company expects to acquire between $150 million and $300 million of additional real estate during the remainder of 2014.  This guidance is in addition to any previously announced acquisitions, including those detailed in the “Recent Events” portion of this earnings release.

Conference Call Information

The Company has scheduled a conference call on Wednesday, August 13, 2014 at 10:00 a.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2014. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter 2014 Earnings Call or passcode 13586004. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 13, 2014 at 1:00 p.m. ET until August 20, 2014 at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13586004. A replay of the webcast will also be accessible on the Investor Relations website for one year following the event. The Company’s supplemental information package for the second quarter 2014 also will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust (NYSE: DOC) is a self-managed healthcare real estate company was organized in 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2014, owns approximately 89.6% of the partnership interests in the operating partnership.

The Company had no business operations prior to completion of its initial public offering (the “IPO”) on July 24, 2013. The Company’s predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company (“Ziegler”), which are referred to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned the initial properties the Company acquired through the operating partnership on July 24, 2013 in connection with completion of the IPO and related formation transactions.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth, the 2014 outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan.  While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 21, 2014 and the information under the heading “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed by the Company with the SEC on May 7, 2014. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 to be filed with the SEC.

Physicians Realty Trust and Predecessor

Consolidated and Combined Statements of Operations

(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		Predecessor		Predecessor
	2014	2013	2014	2013
Revenues:
Rental revenues	$10,241	$2,535	$17,049	$5,032
Expense recoveries	1,020	786	2,090	1,601
Interest income on real estate loans and other	186	116	340	196
Total revenues	11,447	3,437	19,479	6,829
Expenses:
Interest expense, net	1,657	1,102	2,938	2,171
General and administrative	2,408	102	4,422	222
Operating expenses	2,227	1,260	3,836	2,524
Depreciation and amortization	3,736	1,018	6,152	2,021
Acquisition expenses	2,045	—	6,332	—
Management fees	—	238	—	475
Total expenses	12,073	3,720	23,680	7,413
Loss before equity in income of unconsolidated entity and noncontrolling interests:	(626)	(283)	(4,201)	(584)
Equity in income of unconsolidated entity	26	—	43	—
Net loss	(600)	$(283)	(4,158)	$(584)
Less: Net loss attributable to noncontrolling interests —operating partnership	123		654
Less: Net income attributable to noncontrolling interests — partially owned properties	(84)		(150)
Net loss attributable to common shareholders	$(561)		$(3,654)
Net loss per share:
Basic and diluted	$(0.02)		$(0.15)
Weighted average common shares:
Basic and diluted	26,163,982		23,744,730

Dividends and distributions declared per common share and unit	$0.225		$0.45

Comparative financial results for the three-month period ended June 30, 2013 reflect the operations of the predecessor. The predecessor was not a legal entity but rather a combination of real estate entities under common control by The Ziegler Companies, Inc. and represents results for the properties in our initial portfolio prior to completion of our IPO.

Physicians Realty Trust

Consolidated Balance Sheets

(Unaudited)

 (In thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
ASSETS
Investment properties:
Land and improvements	$51,694	$26,088
Building and improvements	372,097	193,184
Tenant improvements	5,505	5,458
Acquired lease intangibles	47,239	31,236
	476,535	255,966
Accumulated depreciation	(34,636)	(28,427)
Net real estate property	441,899	227,539
Real estate loan receivable	6,881	—
Investment in unconsolidated entity	1,298	—
Net real estate investments	450,078	227,539
Cash and cash equivalents	6,697	56,478
Tenant receivables, net	836	837
Deferred costs, net	3,025	2,105
Other assets	8,516	5,901
Total assets	$469,152	$292,860
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$—	$—
Mortgage debt	78,963	42,821
Accounts payable	697	836
Dividend payable	8,728	5,681
Accrued expenses and other liabilities	4,241	2,288
Acquired lease intangible, net	133	—
Derivative liability	325	397
Total liabilities	93,087	52,023
Equity:
Common shares, $0.01 par value, 500,000,000 shares authorized, 34,344,743and 21,548,597 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	343	215
Additional paid-in capital	360,908	213,359
Accumulated deficit	(24,919)	(8,670)
Total shareholders’ equity	336,332	204,904
Noncontrolling interests:
Operating partnership	39,059	35,310
Partially owned properties	674	623
Total noncontrolling interest	39,733	35,933
Total equity	376,065	240,837
Total liabilities and equity	$469,152	$292,860

Physicians Realty Trust

Reconciliation of Non-GAAP Measures

(In thousands, except share and per share data)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Net loss	$(600)	$(4,158)
Depreciation and amortization	3,736	6,152
FFO	$3,136	$1,994
FFO per share	$0.10	$0.07
Acquisition - related expenses	2,045	6,332
Change in fair value of derivative financial instrument	(31)	(72)
Normalized FFO	$5,150	$8,254
Normalized FFO per share	$0.17	$0.30

Normalized FFO	$5,150	$8,254
Non-cash share compensation	384	657
Straight-line rent adjustments	(933)	(1,585)
Amortization of acquired above market leases	72	118
Amortization of lease inducements	34	68
Amortization of deferred financing costs	204	352
Normalized FAD	$4,911	$7,864
Normalized FAD per share	$0.16	$0.28

Weighted average number of shares and units outstanding	30,297,122	27,799,748

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income available to common share and unit holders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Normalized FFO is calculated as FFO available to common share and unit holders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified in the table above. The Company believes that Normalized FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Normalized FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for the Company.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO, non-cash compensation expense, straight-line rent adjustments, amortization of acquired above market leases, amortization of deferred financing costs and amortization of lease inducements. The Company believes Normalized FAD provides a meaningful supplemental measure of its ability to fund its ongoing distributions. In order to understand and analyze the Company’s liquidity, Normalized FAD should be compared with cash flow (computed in accordance with GAAP). Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company’s liquidity. Normalized FAD should be reviewed in connection with other GAAP measurements.